Exhibit 99.1

EVERTEC REPORTS THIRD QUARTER 2024 RESULTS
Announces acquisition of Grandata

SAN JUAN, PUERTO RICO - November 6, 2024 - EVERTEC, Inc. (NYSE: EVTC) (“Evertec”, the “Company”, “we” or “our”) today announced results for the third quarter ended September 30, 2024.

Third Quarter 2024 Highlights

•Revenue increased 22% to $211.8 million
•GAAP Net Income attributable to common shareholders increased 146% to $24.7 million and increased 153% to $0.38 per diluted share
•Adjusted EBITDA increased 11% to $87.4 million and Adjusted earnings per common share increased 8% to $0.86
•Share repurchases totaled $12.3 million.
•Closed on acquisition of 100% of Grandata Inc. ("Grandata") on October 30th
Mac Schuessler, President and Chief Executive Officer stated, "We are pleased with our third quarter results that demonstrate our commitment to continue to improve our margin. We are excited to announce the acquisition of Grandata, which align with our capital deployment strategy focusing on Latin America and diversifying our revenue."

Third Quarter 2024 Results

Revenue. Total revenue for the quarter ended September 30, 2024 was $211.8 million, an increase of 22% compared with $173.2 million in the prior year quarter as a result of organic growth across all of the Company's segments as well as the contribution from Sinqia. Merchant acquiring revenue benefited from an improvement in spread and sales volume growth. Payments Puerto Rico revenue reflected continued growth in ATH Movil Business and increased transaction volumes. Latin America revenue benefited from the contribution from the Sinqia acquisition as well as continued organic growth across the region. Latin America revenue also benefited from better than expected volumes in our GetNet Chile relationship which resulted in the recognition of an incremental $1.8 million in revenue, compared with $6.3 million recognized in the prior year quarter for the same concept. Business Solutions revenue reflected increases for completed projects, primarily for Banco Popular.

Net Income attributable to common shareholders. For the quarter ended September 30, 2024, GAAP Net Income attributable to common shareholders was $24.7 million, or $0.38 per diluted share, an increase of $14.6 million or $0.23 per diluted share as prior year Net Income was negatively impacted by the $29.2 million loss on the foreign currency swap to fix the price of the Sinqia acquisition and the increase in revenues in the quarter. These positive variances were partially offset by increased operating expenses, as Cost of revenues reflected an increase in personnel costs, mostly due to Sinqia, and, to a lesser extent, an increase in cloud services and professional fees. Selling, general and administrative expenses also increased mainly due to the addition of Sinqia headcount and an increase in equipment expenses, partially offset by lower professional fees. Interest expense increased from prior year due to the incremental debt raised to finance the Sinqia acquisition, while depreciation and amortization expense increase is primarily related to the intangibles recorded as part of the Sinqia acquisition. Income tax expense increased to $1.7 million compared to an income tax benefit in the prior year quarter of $4.9 million, primarily driven by the foreign currency hedge loss.

Adjusted EBITDA and Adjusted EBITDA Margin. For the quarter ended September 30, 2024, Adjusted EBITDA was $87.4 million, an increase of $8.7 million when compared to the prior year quarter, driven by the increase in revenues and the contribution from the Sinqia acquisition. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenues) was 41.3%, a decrease of approximately 420 basis points from the prior year. The decrease in Adjusted EBITDA margin reflects the addition of Sinqia, which contributes at a lower margin, as well as the impact of the $6.3 million adjustment for GetNet Chile in the prior year, compared with $1.8 million in the current year, which is 100% accretive to margin.

Adjusted Net Income and Adjusted earnings per common share. For the quarter ended September 30, 2024, Adjusted Net Income was $55.4 million, an increase of $3.0 million compared to $52.4 million in the prior year. The increase was driven by the higher Adjusted EBITDA, positively impacted by the factors explained above, and a decrease in Non-GAAP tax expense, partially offset by higher operating depreciation and amortization and higher cash interest expense, due to the incremental debt raised for the Sinqia acquisition. Adjusted earnings per common share was $0.86, an increase of $0.06 per diluted share compared to $0.80, in the prior year driven by the factors explained for Adjusted Net Income and a lower share count as a result of repurchases completed in 2024.

Share Repurchase

During the three months ended September 30, 2024, the Company repurchased 374,091 shares of its common stock at an average price of $32.86 per share for a total of $12.3 million. As of September 30, 2024, a total of approximately $138 million remained available for future use under the Company's share repurchase program.

Business Acquisition

On October 30, 2024, the Company closed an agreement to acquire 100% of the share capital of Grandata. Grandata is a data analytics company operating in Mexico that specializes in leveraging behavioral data to provide credit risk insights, with a focus on underbanked populations. This transaction enhances our existing product offering and will enable us to address our customer’s needs more fully. We plan on leveraging our existing client base to accelerate the growth of this acquisition similar to what we have been able to do with other transactions.

2024 Outlook

The Company's financial outlook for 2024 is as follows:

•Total consolidated revenue between $841 million and $847 million approximately 21% to 22% growth.
•Adjusted earnings per common share between $3.08 to $3.15 approximately 9% to 12% growth as compared to $2.82 in 2023.
•Capital expenditures are now anticipated to be approximately $85 million, including Sinqia.
•Effective tax rate of approximately 5% compared to a 6% to 7% in 2023.

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss its third quarter 2024 financial results today at 4:30 p.m. ET. Hosting the call will be Mac Schuessler, President and Chief Executive Officer, and Joaquin Castrillo, Chief Financial Officer. The conference call can be accessed live over the phone by dialing (888) 338-7153 or for international callers by dialing (412) 317-5117. A replay will be available one hour after the end of the conference call and can be accessed by dialing (877) 344-7529 or (412) 317-0088 for international callers; the pin number is 8246402. The replay will be available through Wednesday, November 13, 2024. The call will be webcast live from the Company’s website at www.evertecinc.com under the Investor Relations section or directly at http://ir.evertecinc.com. A supplemental slide presentation that accompanies this call and webcast will be available prior to the call on the investor relations website at ir.evertecinc.com and will remain available after the call.

About Evertec

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processor and financial technology provider in Latin America, Puerto Rico and the Caribbean, providing a broad range of merchant acquiring, payment services and business process management services. Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. In addition, the Company manages a system of electronic payment networks and offers a comprehensive suite of services for core banking, cash processing and fulfillment in Puerto Rico, that process approximately six billion transactions annually. The Company also offers financial technology outsourcing in all the regions it serves. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Use of Non-GAAP Financial Information

The non-GAAP measures referenced in this earnings release are supplemental measures of the Company’s performance and are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). They are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to total revenue, net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities, as indicators of operating performance or as measures of the Company’s liquidity. In addition to GAAP measures, management uses these non-GAAP measures to focus on the factors the Company believes are pertinent to the daily management of the Company’s operations and believes that they are also frequently used by analysts, investors and other stakeholders to evaluate companies in our industry. These measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our condensed consolidated statements of operations that are necessary to run our business. Other companies, including other companies in our industry, may not use these measures or may calculate these measures differently than as presented herein, limiting their usefulness as comparative measures.

Reconciliations of the non-GAAP measures to the most directly comparable GAAP measure are included at the end of this earnings release. These non-GAAP measures include EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share, each as defined below.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash items and unusual expenses such as: share-based compensation, restructuring related expenses, fees and expenses from corporate transactions such as M&A activity and financing, equity investment income net of dividends received, and the impact from unrealized gains and losses on foreign currency remeasurement for assets and liabilities in non-functional currency. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, Adjusted EBITDA, as it relates to the Company's segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K. The Company's presentation of Adjusted EBITDA is substantially consistent with the equivalent measurements that are contained in the secured credit facilities in testing EVERTEC Group’s compliance with covenants therein such as the secured leverage ratio.

Adjusted Net Income is defined as Adjusted EBITDA less: operating depreciation and amortization expense, defined as GAAP Depreciation and amortization less amortization of intangibles related to acquisitions such as customer relationships, trademarks, non-compete agreements, among others; cash interest expense defined as GAAP interest expense, less GAAP interest income adjusted to exclude non-cash amortization of debt issue costs, premium and accretion of discount; income tax expense which is calculated on adjusted pre-tax income using the applicable GAAP tax rate, adjusted for uncertain tax position releases, tax true-ups, windfall from share-based compensation, unrealized gains and losses from foreign currency remeasurement, among others; and non-controlling interests, net of amortization for intangibles created as part of the purchase.

Adjusted Earnings per common share is defined as Adjusted Net Income divided by diluted shares outstanding.

The Company uses Adjusted Net Income to measure the Company's overall profitability because the Company believes it better reflects the comparable operating performance by excluding the impact of the non-cash amortization and depreciation that was created as a result of merger and acquisition activity. In addition, in evaluating EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share, you should be aware that in the future the Company may incur expenses such as those excluded in calculating them.

Forward-Looking Statements

Certain statements in this earnings release constitute “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical facts, including, without limitation, statements regarding our ability to meet our guidance expectations for revenue, earnings per share, Adjusted earnings per common share, capital expenditures and effective tax rate, including for fiscal year 2023, are forward looking statements. Words such as “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” and “plans” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our reliance on our relationship with Popular, Inc. (“Popular”) for a significant portion of our revenues pursuant to our second Amended and Restated Master Services Agreement (“A&R MSA”) with them, and as it may impact our ability to grow our business; our ability to renew our client contracts on terms favorable to us, including but not limited to the current term and any extension of the MSA with Popular; our dependence on our processing systems, technology infrastructure, security systems and fraudulent payment detection systems, as well as on our personnel and certain third parties with whom we do business, and the risks to our business if our systems are hacked or otherwise compromised; our ability to develop, install and adopt new software, technology and computing systems; a decreased client base due to consolidations and/or failures in the financial services industry; the credit risk of our merchant clients, for which we may also be liable; the continuing market position of the ATH network; a reduction in consumer confidence, whether as a result of a global economic downturn or otherwise, which leads to a decrease in consumer spending; our dependence on credit card associations, including any adverse changes in credit card association or network rules or fees; changes in the regulatory environment and changes in macroeconomic, market, international, legal, tax, political, or administrative conditions, including inflation or the risk of recession; the geographical concentration of our business in Puerto Rico, including our business with the government of Puerto Rico and its instrumentalities, which are facing severe political and fiscal challenges; additional adverse changes in the general economic conditions in Puerto Rico, whether as a result of the government’s debt crisis or otherwise, including the continued migration of Puerto Ricans to the U.S. mainland, which could negatively affect our customer base, general consumer spending, our cost of operations and our ability to hire and retain qualified employees; operating an international business in Latin America and the Caribbean, in jurisdictions with potential political and economic instability; the impact of foreign exchange rates on operations; our ability to protect our intellectual property rights against infringement and to defend ourselves against claims of infringement brought by third parties; our ability to comply with U.S. federal, state, local and foreign regulatory requirements; evolving industry standards and adverse changes in global economic, political and other conditions; our level of indebtedness and the impact of rising interest rates, restrictions contained in our debt agreements, including the secured credit facilities, as well as debt that could be incurred in the future; our ability to prevent a cybersecurity attack or breach to our information security; the possibility that we could lose our preferential tax rate in Puerto Rico; our inability to integrate Sinqia successfully into the Company or to achieve expected accretion to our earnings per common share; any loss of personnel or customers in connection with the Sinqia Transaction; any possibility of future catastrophic hurricanes, earthquakes and other potential natural disasters affecting our main markets in Latin America and the Caribbean; and the other factors set forth under "Part 1, Item 1A. Risk Factors," in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Securities and Exchange Commission (the "SEC") on February 29, 2024, as any such factors may be updated from time to time in the Company’s filings with the SEC. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless it is required to do so by law.

Investor Contact
Beatriz Brown-Sáenz
(787) 773-5442
IR@evertecinc.com

EVERTEC, Inc.
Schedule 1: Unaudited Condensed Consolidated Statements of Income and Comprehensive Income (Loss)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
(Dollar amounts in thousands, except share data)
Revenues	$211,795	$173,198	$629,091	$500,088

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization	102,497	81,280	302,426	238,149
Selling, general and administrative expenses	34,097	30,437	107,910	83,834
Depreciation and amortization	33,660	21,919	101,051	63,680
Total operating costs and expenses	170,254	133,636	511,387	385,663
Income from operations	41,541	39,562	117,704	114,425
Non-operating income (expenses)
Interest income	3,696	1,926	10,274	5,162
Interest expense	(18,704)	(5,709)	(57,352)	(16,992)
Loss on foreign currency remeasurement	(1,112)	(2,806)	(3,164)	(7,337)
Loss on foreign currency swap	—	(29,225)	—	(29,225)
Earnings of equity method investment	1,099	1,197	3,266	3,828
Other income, net	389	153	6,484	2,754
Total non-operating expenses	(14,632)	(34,464)	(40,492)	(41,810)
Income before income taxes	26,909	5,098	77,212	72,615
Income tax expense (benefit)	1,707	(4,858)	3,100	4,546
Net income	25,202	9,956	74,112	68,069
Less: Net income (loss) attributable to non-controlling interest	524	(80)	1,554	(174)
Net income attributable to EVERTEC, Inc.’s common stockholders	24,678	10,036	72,558	68,243
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	15,354	(11,332)	(75,473)	9,426
(Loss) gain on cash flow hedges	(11,937)	3,468	(8,555)	3,739
Unrealized loss on change in fair value of debt securities available-for-sale	(1)	(11)	(4)	(31)
Other comprehensive income (loss), net of tax	$3,416	$(7,875)	$(84,032)	$13,134
Total comprehensive income (loss) attributable to EVERTEC, Inc.’s common stockholders	$28,094	$2,161	$(11,474)	$81,377
Net income per common share:
Basic	0.39	$0.16	$1.12	$1.05
Diluted	$0.38	$0.15	$1.11	$1.04
Shares used in computing net income per common share:
Basic	63,944,132	64,648,542	64,512,868	64,886,551
Diluted	64,719,129	65,779,259	65,316,948	65,705,596

EVERTEC, Inc.
Schedule 2: Unaudited Condensed Consolidated Balance Sheets

(In thousands)	September 30, 2024	December 31, 2023
Assets
Current Assets:
Cash and cash equivalents	$275,359	$295,600
Restricted cash	25,663	23,073
Accounts receivable, net	131,101	126,510
Settlement assets	37,441	51,467
Prepaid expenses and other assets	64,071	64,704
Total current assets	533,635	561,354
Debt securities available-for-sale, at fair value	1,726	2,095
Equity securities, at fair value	5,287	9,413
Investment in equity investees	28,550	21,145
Property and equipment, net	64,178	62,453
Operating lease right-of-use asset	11,329	14,796
Goodwill	750,542	791,700
Other intangible assets, net	443,444	518,070
Deferred tax asset	32,751	47,847
Derivative asset	749	4,385
Other long-term assets	22,774	27,005
Total assets	$1,894,965	$2,060,263
Liabilities and stockholders’ equity
Current Liabilities:
Accrued liabilities	$119,169	$129,160
Accounts payable	53,702	66,516
Contract liability	23,034	21,055
Income tax payable	5,674	3,402
Current portion of long-term debt	23,867	23,867
Current portion of operating lease liability	7,478	6,693
Settlement liabilities	37,500	47,620
Total current liabilities	270,424	298,313
Long-term debt	930,851	946,816
Deferred tax liability	45,116	87,916
Contract liability - long term	56,652	41,825
Operating lease liability - long-term	5,174	9,033
Derivative liability	9,001	900
Other long-term liabilities	31,804	40,084
Total liabilities	1,349,022	1,424,887
Commitments and contingencies
Redeemable non-controlling interests	39,771	36,968
Stockholders’ equity
Preferred stock, par value $0.01; 2,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01; 206,000,000 shares authorized; 63,609,122 shares issued and outstanding as of September 30, 2024 (December 31, 2023 - 65,450,799)	636	654
Additional paid-in capital	5,079	36,527
Accumulated earnings	562,727	538,903
Accumulated other comprehensive (loss) income, net of tax	(65,823)	18,209
Total stockholders’ equity	502,619	594,293
Non-redeemable non-controlling interest	3,553	4,115
Total equity	506,172	598,408
Total liabilities and equity	$1,894,965	$2,060,263

EVERTEC, Inc.
Schedule 3: Unaudited Condensed Consolidated Statements of Cash Flows

	Nine months ended September 30,
	2024	2023

Cash flows from operating activities
Net income	74,112	68,069
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	101,051	63,680
Amortization of debt issue costs and accretion of discount	3,576	1,795
Operating lease amortization	5,340	4,619
Deferred tax benefit	(20,275)	(16,491)
Share-based compensation	22,387	18,812
Unrealized loss on foreign currency hedge	—	29,225
Earnings of equity method investment	(3,266)	(3,828)
Dividend received from equity method investment	3,364	3,497
Gain on sale of equity securities	(2,599)	—
Loss on foreign currency remeasurement	3,164	7,337
Other, net	(287)	380
(Increase) decrease in assets:
Accounts receivable, net	(838)	(4,590)
Prepaid expenses and other assets	(1,791)	(11,181)
Other long-term assets	3,247	(1,013)
(Decrease) increase in liabilities:
Accrued liabilities and accounts payable	(12,046)	12,224
Income tax payable	2,359	(9,108)
Contract liability	12,038	(1,146)
Operating lease liabilities	(5,341)	(3,739)
Other long-term liabilities	702	(247)
Total adjustments	110,785	90,226
Net cash provided by operating activities	184,897	158,295
Cash flows from investing activities
Additions to software	(48,778)	(34,193)
Property and equipment acquired	(21,050)	(16,406)
Acquisition of available-for-sale debt securities	—	(962)
Purchase of equity securities	(132)	(26,505)
Investment in equity investee	(2,000)	(5,500)
Proceeds from maturities of available-for-sale debt securities	370	1,048
Proceeds from sale of equity securities	6,128	—
Acquisitions, net of cash acquired	—	(22,915)
Net cash used in investing activities	(65,462)	(105,433)
Cash flows from financing activities
Withholding taxes paid on share-based compensation	(9,907)	(5,956)
Net decrease in short-term borrowings	—	(14,000)
Dividends paid	(9,692)	(9,735)
Repurchase of common stock	(82,293)	(23,598)
Repayment of long-term debt	(17,900)	(15,563)
Repayment of other financing agreements	(7,046)	—
Settlement activity, net	209	5,163

Other financing activities, net	(3,652)	—
Net cash used in financing activities	(130,281)	(63,689)
Effect of foreign exchange rate on cash, cash equivalents and restricted cash	(6,596)	10,716
Net decrease in cash, cash equivalents and restricted cash	(17,442)	(111)
Cash, cash equivalents, restricted cash, and cash included in settlement assets at beginning of the period	343,724	215,657
Cash, cash equivalents, restricted cash, and cash included in settlement assets at end of the period	$326,282	$215,546
Reconciliation of cash, cash equivalents, restricted cash, and cash included in settlement assets
Cash and cash equivalents	275,359	177,821
Restricted cash	25,663	20,607
Cash and cash equivalents included in settlement assets	25,260	17,118
Cash, cash equivalents, restricted cash, and cash included in settlement assets	$326,282	$215,546

EVERTEC, Inc.
Schedule 4: Unaudited Segment Information

	Three Months Ended September 30, 2024
(In thousands)	Payment Services - Puerto Rico & Caribbean	Latin America Payments and Solutions	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$52,755	$76,029	$45,437	$61,103	$(23,529)	$211,795
Operating costs and expenses	33,144	70,857	29,231	42,347	(5,325)	170,254
Depreciation and amortization	7,599	14,152	1,217	5,614	5,078	33,660
Non-operating income (expenses)	149	(482)	—	166	543	376
EBITDA	27,359	18,842	17,423	24,536	(12,583)	75,577
Compensation and benefits (2)	758	1,349	775	928	3,785	7,595
Transaction, refinancing and other fees (3)	296	(627)	29	40	3,367	3,105
(Gain) loss on foreign currency remeasurement (4)	(61)	1,176	—	—	(3)	1,112
Adjusted EBITDA	$28,352	$20,740	$18,227	$25,504	$(5,434)	$87,389

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations.  Intersegment revenue eliminations predominantly reflect the $14.4 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction-processing of $5.5 million from Latin America Payments and Solutions to both Payment Services- Puerto Rico & Caribbean and Business Solutions, and transaction-processing and monitoring fees of $3.7 million from Payment Services - Puerto Rico & Caribbean to Latin America Payments and Solutions.
(2)Primarily represents share-based compensation and severance payments.
(3)Primarily represents fees and expenses associated with corporate transactions as defined in the Credit Agreement, the elimination of unrealized earnings from equity investments, net of dividends received.
(4)Represents non-cash unrealized gains (losses) on foreign currency remeasurement for assets and liabilities denominated in non-functional currencies.

	Three Months Ended September 30, 2023
(In thousands)	Payment Services - Puerto Rico & Caribbean	Latin America Payments and Solutions	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$51,600	$46,155	$40,557	$56,522	$(21,636)	$173,198
Operating costs and expenses	28,402	38,608	26,997	40,643	(1,014)	133,636
Depreciation and amortization	6,203	4,898	1,078	4,478	5,262	21,919
Non-operating income (expenses)	110	(2,148)	—	69	(28,712)	(30,681)
EBITDA	29,511	10,297	14,638	20,426	(44,072)	30,800
Compensation and benefits (2)	663	859	662	696	4,090	6,970
Transaction, refinancing and other (3)	269	3,451	—	—	34,363	38,083
(Gain) loss on foreign currency remeasurement (4)	(87)	2,885	—	—	8	2,806
Adjusted EBITDA	$30,356	$17,492	$15,300	$21,122	$(5,611)	$78,659

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations.  Intersegment revenue eliminations predominantly reflect the $13.5 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction-processing of $4.4 million from Latin America Payments and Solutions to both Payment Services- Puerto Rico & Caribbean and Business Solutions, and transaction-processing and monitoring fees of $3.7 million from Payment Services - Puerto Rico & Caribbean to Latin America Payments and Solutions.
(2)Primarily represents share-based compensation and severance payments.
(3)Primarily represents fees and expenses associated with corporate transactions as defined in the Credit Agreement, the foreign currency swap loss and the elimination of unrealized earnings from equity investments, net of dividends received.
(4)Represents non-cash unrealized gains (losses) on foreign currency remeasurement for assets and liabilities denominated in non-functional currencies.

	Nine months ended September 30, 2024
(In thousands)	Payment Services - Puerto Rico & Caribbean	Latin America Payments and Solutions	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$159,985	$224,914	$133,855	$181,567	$(71,230)	$629,091
Operating costs and expenses	95,829	221,241	87,531	120,461	(13,675)	511,387
Depreciation and amortization	22,357	45,460	3,859	13,802	15,573	101,051
Non-operating income	431	3,627	—	456	2,072	6,586
EBITDA	86,944	52,760	50,183	75,364	(39,910)	225,341
Compensation and benefits (2)	2,227	4,501	2,269	2,619	11,570	23,186
Transaction, refinancing and other fees (3)	1,019	(6,015)	243	329	4,351	(73)
(Gain) loss on foreign currency remeasurement (4)	(128)	3,291	—	—	1	3,164
Adjusted EBITDA	$90,062	$54,537	$52,695	$78,312	$(23,988)	$251,618

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations.  Intersegment revenue eliminations predominantly reflect the $43.2 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction processing of $14.7 million from Latin America Payments and Solutions to both Payment Services- Puerto Rico & Caribbean and Business Solutions, and transaction processing and monitoring fees of $13.4 million from Payment Services - Puerto Rico & Caribbean to Latin America Payments and Solutions.
(2)Primarily represents share-based compensation and severance payments.
(3)Primarily represents fees and expenses associated with corporate transactions as defined in the Credit Agreement, the elimination of realized gains from equity securities and the elimination of unrealized earnings from equity investments, net of dividends received.
(4)Represents non-cash unrealized gains (losses) on foreign currency remeasurement for assets and liabilities denominated in non-functional currencies.

	Nine months ended September 30, 2023
(In thousands)	Payment Services - Puerto Rico & Caribbean	Latin America Payments and Solutions	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$150,824	$120,548	$122,152	$169,188	$(62,624)	$500,088
Operating costs and expenses	85,019	101,586	81,302	118,653	(897)	385,663
Depreciation and amortization	18,178	13,002	3,357	13,436	15,707	63,680
Non-operating income (expenses)	590	(3,643)	308	667	(27,902)	(29,980)
EBITDA	84,573	28,321	44,515	64,638	(73,922)	148,125
Compensation and benefits (2)	2,033	2,510	2,054	2,226	12,693	21,516
Transaction, refinancing and other fees (3)	850	3,704	—	—	38,741	43,295
(Gain) loss on foreign currency remeasurement (4)	(41)	7,372	—	—	6	7,337
Adjusted EBITDA	$87,415	$41,907	$46,569	$66,864	$(22,482)	$220,273

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations.  Intersegment revenue eliminations predominantly reflect the $39.9 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction processing of $12.8 million from Latin America Payments and Solutions to both Payment Services- Puerto Rico & Caribbean and Business Solutions, and transaction processing and monitoring fees of $9.9 million from Payment Services - Puerto Rico & Caribbean to Latin America Payments and Solutions.
(2)Primarily represents share-based compensation and severance payments.
(3)Primarily represents fees and expenses associated with corporate transactions as defined in the Credit Agreement the foreign currency swap loss and the elimination of unrealized earnings from equity investments, net of dividends received.
(4)Represents non-cash unrealized gains (losses) on foreign currency remeasurement for assets and liabilities denominated in non-functional currencies.

EVERTEC, Inc.
Schedule 5: Reconciliation of GAAP to Non-GAAP Operating Results

	Three months ended September 30,		Nine months ended September 30,
(Dollar amounts in thousands, except share data)	2024	2023	2024	2023
Net income	25,202	9,956	74,112	68,069
Income tax expense	1,707	(4,858)	3,100	4,546
Interest expense, net	15,008	3,783	47,078	11,830
Depreciation and amortization	33,660	21,919	101,051	63,680
EBITDA	75,577	30,800	225,341	148,125
Equity income (1)	1,929	1,834	(238)	(797)
Compensation and benefits (2)	7,595	6,970	23,186	21,516
Transaction, refinancing and other (3)	1,176	36,249	165	44,092
Loss on foreign currency remeasurement (4)	1,112	2,806	3,164	7,337
Adjusted EBITDA	87,389	78,659	251,618	220,273
Operating depreciation and amortization (5)	(16,293)	(13,061)	(45,732)	(38,265)
Cash interest expense, net (6)	(13,908)	(3,755)	(43,749)	(11,575)
Income tax expense (7)	(1,234)	(9,447)	(3,298)	(25,855)
Non-controlling interest (8)	(535)	50	(1,601)	96
Adjusted net income	$55,419	$52,446	$157,238	$144,674
Net income per common share (GAAP):
Diluted	$0.38	$0.15	$1.11	$1.04
Adjusted Earnings per common share (Non-GAAP):
Diluted	$0.86	$0.80	$2.41	$2.20
Shares used in computing adjusted earnings per common share:
Diluted	64,719,129	65,779,259	65,316,948	65,705,596

1)Represents the elimination of non-cash equity earnings from our equity investments, net of dividends received.
2)Primarily represents share-based compensation and severance payments.
3)Represents fees and expenses associated with corporate transactions as defined in the Credit Agreement, recorded as part of selling, general and administrative expenses, the elimination of realized gains from the change in fair market value of equity securities and the foreign currency swap loss.
4)Represents non-cash unrealized gains (losses) on foreign currency remeasurement for assets and liabilities denominated in non-functional currencies.
5)Represents operating depreciation and amortization expense, which excludes amounts generated as a result of merger and acquisition activity.
6)Represents interest expense, less interest income, as they appear on the condensed consolidated statements of income and comprehensive income (loss), adjusted to exclude non-cash amortization of the debt issue costs, premium and accretion of discount.
7)Represents income tax expense calculated on adjusted pre-tax income using the applicable GAAP tax rate, adjusted for certain discrete items.
8)Represents the non-controlling equity interests, net of amortization for intangibles created as part of the purchase.

EVERTEC, Inc.
Schedule 6: Outlook Summary and Reconciliation to Non-GAAP Adjusted Earnings per Common Share

	Outlook 2024			2023
(Dollar amounts in millions, except per share data)	Low		High
Revenues	$840.5	to	$846.5	$695
Earnings per Share (EPS) (GAAP)	$1.64	to	$1.73	$1.21
Per share adjustment to reconcile GAAP EPS to Non-GAAP Adjusted EPS:
Share-based comp, non-cash equity earnings and other (1)	0.50		0.50	1.36
Merger and acquisition related depreciation and amortization (2)	1.00		1.00	0.62
Non-cash interest expense (3)	0.05		0.04	(0.01)
Tax effect of Non-GAAP adjustments (4)	(0.08)		(0.08)	(0.36)
Non-controlling interest (5)	(0.03)		(0.04)	—
Total adjustments	1.44		1.42	1.61
Adjusted EPS (Non-GAAP)	$3.08	to	$3.15	$2.82
Shares used in computing adjusted earnings per common share			65.2	65.8

(1)Represents share-based compensation, the elimination of non-cash equity earnings from equity investees, non-cash unrealized gains (losses) on foreign currency remeasurement for assets and liabilities denominated in non-functional currencies, severance and other adjustments to reconcile GAAP EPS to Non-GAAP EPS, net of dividends received.
(2)Represents depreciation and amortization expenses amounts generated as a result of M&A activity.
(3)Represents non-cash amortization of the debt issue costs, premium and accretion of discount.
(4)Represents income tax expense on non-GAAP adjustments using the applicable GAAP tax rate (anticipated at approximately 5%).
(5)Represents the non-controlling equity interests, net of amortization for intangibles created as part of the purchase.